UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

Symantec Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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20330 Stevens Creek Blvd.
Cupertino, California 95014

July 29, 2005

Dear Stockholder:
      You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Symantec Corporation to be held at Symantec Corporation’s World Headquarters, 20330 Stevens Creek Boulevard, Cupertino, California 95014, on September 16, 2005, at 8:00 a.m. (Pacific time).
      The matters to be acted upon at the meeting include election of Symantec’s Board of Directors and ratification of the selection of KPMG LLP as Symantec’s independent auditors for fiscal year 2006. Each of these proposals is described in greater detail in the accompanying notice of annual meeting and proxy statement.
      All stockholders are cordially invited to attend the meeting in person. If you cannot attend the meeting, you may vote by telephone, over the Internet or by mailing a completed proxy card in the enclosed postage-paid envelope. Detailed voting instructions are also enclosed. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the meeting.
      If you cannot attend the meeting, a live and re-playable webcast of the meeting will be available at http://www.symantec.com/invest.

Sincerely,

John W. Thompson
Chairman of the Board of Directors and
Chief Executive Officer

20330 Stevens Creek Blvd.
Cupertino, California 95014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
      The 2005 Annual Meeting of Stockholders of Symantec Corporation will be held at 8:00 a.m. (Pacific time) on September 16, 2005, at Symantec Corporation’s World Headquarters, 20330 Stevens Creek Boulevard, Cupertino, California 95014, for the following purposes:

1. To elect ten directors to Symantec’s Board of Directors (the “Board”), each to hold office until the next annual meeting of stockholders and until his successor is elected and qualified or until his earlier resignation or removal.

2. To ratify the selection of KPMG LLP (“KPMG”) as Symantec’s independent auditors for the 2006 fiscal year.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.
The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice. Only stockholders of record as of July 25, 2005 are entitled to notice of and will be entitled to vote at this meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Arthur F. Courville
Senior Vice President, Corporate Legal Affairs
and Secretary
Cupertino, California
July 29, 2005
Every stockholder vote is important. To assure that your shares are represented at the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, or vote by telephone or over the Internet, whether or not you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

      No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, such information or representation should not be relied upon as having been authorized. The information provided herein is current as of the date of this proxy statement or as otherwise indicated, and Symantec does not undertake any duty to update the information provided herein. This proxy statement and the accompanying form of proxy are first being mailed to stockholders of Symantec on or about August 9, 2005.

i

SYMANTEC CORPORATION 2005 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT
      The accompanying proxy is solicited on behalf of Symantec’s Board of Directors for use at Symantec’s 2005 Annual Meeting of Stockholders, to be held at Symantec’s World Headquarters, 20330 Stevens Creek Boulevard, Cupertino, California 95014 on September 16, 2005, at 8:00 a.m. (Pacific time), and any adjournment or postponement thereof. This proxy statement and the accompanying form of proxy are first being mailed to stockholders of Symantec on or about August 9, 2005. Our annual report for our 2005 fiscal year is enclosed with this proxy statement.
Record Date and Outstanding Shares
      Only holders of record of (i) Symantec common stock and (ii) the single outstanding share of Symantec special voting stock at the close of business on July 25, 2005, the record date, will be entitled to vote at the meeting. This single share of Symantec special voting stock was acquired by the record holder in connection with the acquisition by VERITAS Software Corporation of Telebackup Systems, Inc. in 1999. At the close of business on the record date, there were outstanding and entitled to vote (i) 1,197,408,128 shares of Symantec common stock, and (ii) a single outstanding share of Symantec special voting stock entitled to 43,667 votes, which is equal to the number of exchangeable non-voting shares of Telebackup Exchangeco Inc., as of the record date.
Recommendations of the Board of Directors
      Symantec’s Board of Directors recommends that you vote FOR each of the nominees to the Board of Directors (Proposal 1), and FOR the ratification of the appointment of KPMG as Symantec’s independent auditors for the 2006 fiscal year (Proposal 2).
Quorum and Voting Requirements
      Quorum. A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting, or if you have properly submitted a proxy. Abstentions and broker non-votes (which are described below) will be considered to be shares present at the meeting for purposes of a quorum.
      Voting. Holders of Symantec common stock are entitled to one vote for each share held as of the record date. In addition, the holder of record of the single outstanding share of Symantec special voting stock will be entitled to 43,667 votes, which is equal to the number of exchangeable non-voting shares of Telebackup Exchangeco Inc., as of the record date. The effect of abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy card) and broker non-votes on the counting of votes for each proposal is described below. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because (1) the broker does not receive voting instructions from the beneficial owner, and (2) the broker lacks discretionary authority to vote the shares. For the purpose of determining whether stockholders have approved a particular proposal, abstentions are treated as shares present or represented and voting. Broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a particular proposal, though they are counted toward the presence of a quorum as discussed above.
      The votes required to approve each proposal are as follows:

•	Election of Directors. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.

•	Ratification of Appointment of Independent Auditors. Approval of the proposal to ratify the appointment of KPMG as Symantec’s independent auditors for the 2006 fiscal year requires the affirmative vote by holders of at least a majority of the shares of Symantec common stock who attend the meeting in person, or are represented at the meeting by proxy. Abstentions will have the effect of a vote against this proposal, while broker non-votes will not be taken into account in determining the outcome of the vote on this proposal.
Voting Instructions
      Stockholders whose shares are registered in their own names may vote by telephone, over the Internet or by mailing a completed proxy card. Instructions for voting by telephone and over the Internet are enclosed. To vote by mailing a proxy card, please complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope or otherwise mail it to us. All executed, returned proxies that are not revoked will be voted in accordance with the included instructions. Signed proxies that are returned without instructions as to how they should be voted on a particular proposal at the meeting will be counted as votes “FOR” such proposals (or, in the case of the election of directors, as a vote “FOR” election to the Board of Directors of all the nominees presented by our Board of Directors). We are not aware of any other matters to be brought before the meeting. However, if any other matters do arise and properly come before the meeting, we intend that proxies in the form enclosed will be voted in accordance with the judgment of the persons holding such proxies. The persons named as proxies may propose one or more adjournments of the meeting to permit further solicitations of proxies or for other reasons. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the meeting.
Revocability of Proxies
      A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by (i) delivering to the Corporate Secretary of Symantec (by any means, including facsimile) a written notice stating that the proxy is revoked, (ii) signing and so delivering a proxy bearing a later date or (iii) attending the meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy). Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares to be voted.
Expenses of Proxy Solicitation
      The expenses of soliciting proxies will be paid by Symantec. Following the original mailing of the proxies and other soliciting materials, Symantec and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Symantec has retained a proxy solicitation firm, Georgeson Shareholder Communications, Inc., to aid it in the solicitation process. Symantec will pay that firm a fee equal to $12,000, plus expenses. Following the original mailing of the proxies and other soliciting materials, Symantec will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Symantec, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

DIRECTORS AND MANAGEMENT
Directors and Executive Officers
      The following table shows the name, age and position of each of the directors and executive officers of Symantec as of July 11, 2005:

Name	Age	Position

John W. Thompson	56	Chairman of the Board of Directors and Chief Executive Officer
Gary L. Bloom	44	Vice-Chairman of the Board of Directors and President
Michael Brown	46	Director
William T. Coleman	57	Director
David L. Mahoney	51	Director
Robert S. Miller	63	Director
George Reyes	51	Director
David Roux	48	Director
Daniel H. Schulman	47	Director
V. Paul Unruh	56	Director
John G. Schwarz	54	President
Gregory E. Myers	55	Chief Financial Officer and Senior Vice President of Finance
John F. Brigden	40	Senior Vice President, General Counsel and Assistant Secretary
Arthur F. Courville	46	Senior Vice President, Corporate Legal Affairs and Secretary
Thomas W. Kendra	51	Senior Vice President, Worldwide Sales
Stephen C. Markowski	45	Vice President of Finance and Chief Accounting Officer
Rebecca Ranninger	46	Senior Vice President, Human Resources
      The Board of Directors chooses executive officers, who then serve at the Board’s discretion. There is no family relationship between any of the directors or executive officers and any other director or executive officer of Symantec.
      John W. Thompson has served as Chairman of the Board of Directors and Chief Executive Officer since April 1999, and as President from April 1999 to January 2002. Mr. Thompson joined Symantec after 28 years at IBM Corporation where he held senior executive positions in sales, marketing and software development. In his last assignment, he was general manager of IBM Americas and a member of the company’s Worldwide Management Council. In September 2002, Mr. Thompson was appointed to serve on the National Infrastructure Advisory Committee (NIAC), to make recommendations regarding the security of the critical infrastructure of the United States. Mr. Thompson has also served as the chair of the Silicon Valley Blue Ribbon Task Force on Aviation Security and Technology to identify and evaluate technology-driven solutions to improve the security and efficiency of national and local aviation. He is a member of the Board of Directors of United Parcel Service, Inc.; NiSource Inc.; and Seagate Technology, Inc. Mr. Thompson holds an undergraduate degree in business administration from Florida A&M University and a master’s degree in management science from MIT’s Sloan School of Management.
      Gary L. Bloom joined Symantec in July 2005 as a result of Symantec’s merger with VERITAS Software Corporation, and has served as Vice-Chairman of the Board of Directors and President since the merger. Prior to the merger, Mr. Bloom had served as President and Chief Executive Officer of VERITAS Software Corporation since November 2000 and as the Chairman of VERITAS’ board of directors since January 2002.

Mr. Bloom joined VERITAS after a 14-year career with Oracle Corporation. Mr. Bloom earned his Bachelor’s degree in computer science from California Polytechnic State University San Luis Obispo, where he currently serves on the President’s Cabinet.
      Michael Brown was appointed to the Board of Directors in July 2005 following the merger with VERITAS. Mr. Brown currently dedicates his time to serving on boards of directors of several companies, including Quantum Corporation, a provider of data back-up and archiving solutions, Nektar Therapeutics, a provider of drug delivery solutions for the development of pharmaceutical products and multiple private companies. From 1984 until September 2002, Mr. Brown held various senior management positions at Quantum, most recently as Chief Executive Officer. Mr. Brown holds a Masters of Business Administration from Stanford University and a Bachelor of Arts degree from Harvard University.
      William T. Coleman was appointed to the Board of Directors in January 2003. Mr. Coleman is a co-founder, Chairman of the Board and Chief Executive Officer of Cassatt Corporation, a provider of solutions to automate information technology operations. Previously Mr. Coleman was co-founder of BEA Systems, Inc. where he served as Chairman of the Board of Directors from the company’s inception in 1995 until August 2002, and was Chief Strategy Officer from October 2001 to August 2002, and as Chief Executive Officer from 1995 to October 2001. Prior to founding BEA, Mr. Coleman was employed by Sun Microsystems, Inc. from 1985 to January 1995, where his last position was Vice President and General Manager of its Sun Professional Services. Mr. Coleman holds a Bachelor of Science degree from the Air Force Academy, and a Masters of Science degree from Stanford University.
      David L. Mahoney was appointed to the Board of Directors in April 2003. Mr. Mahoney is a private investor. He previously served as co-CEO of McKesson HBOC, Inc. and as CEO of iMcKesson LLC from July 1999 to February 2001. Mr. Mahoney joined McKesson in 1990 as Vice President for Strategic Planning, and was responsible for planning and corporate development. He had overall responsibility for McKesson’s strategic relations with pharmaceutical and biotechnology companies, was responsible for the establishment of the Pharmaceutical Partners Group at McKesson, and the launch of a new generics program. Prior to joining McKesson, Mr. Mahoney was a principal with McKinsey & Company from 1981 to 1990. Mr. Mahoney serves on the Boards of Directors of Corcept Therapeutics Incorporated and Tercica Incorporated. Mr. Mahoney has a Bachelor’s degree from Princeton University and a Masters of Business Administration from Harvard University.
      Robert S. Miller has been a director of Symantec since his appointment to the Board in September 1994. Since July 2005, Mr. Miller has served as Chairman and Chief Executive Officer of Delphi Corporation, an auto parts supplier. From January 2004 to June 2005, Mr. Miller was non-executive Chairman of Federal Mogul Corporation, an auto parts supplier. From September 2001 until December 2003, Mr. Miller was Chairman and Chief Executive Officer of Bethlehem Steel Corporation. Prior to joining Bethlehem Steel, Mr. Miller served as Chairman and Chief Executive Officer on an interim basis upon the departure of Federal-Mogul’s top executive in September 2000. From November 1999 until February 2000, Mr. Miller was President of Reliance Group Holdings. Mr. Miller was Chairman and Chief Executive Officer of Waste Management, Inc. from October 1997 until July 1998. From 1979 until March 1992, he was an executive of Chrysler Corporation, where he served in various capacities, including as Vice Chairman of the Board and Chief Financial Officer. Mr. Miller is also a director of UAL Corporation and Waste Management, Inc. Mr. Miller holds a Bachelor of Arts degree in Economics from Stanford University, a law degree from Harvard Law School and a Masters of Business Administration degree from Stanford University’s Graduate School of Business.
      George Reyes has been a member of Symantec’s Board of Directors since July 2000. Mr. Reyes became the Chief Financial Officer of Google Inc. in July 2002. Prior to joining Google, Mr. Reyes served as Interim Chief Financial Officer for ONI Systems Corporation from February 2002 until June 2002. Mr. Reyes served as Vice President, Treasurer of Sun Microsystems, Inc. from April 1999 to September 2001 and as Vice President, Corporate Controller of Sun from April 1994 to April 1999. Mr. Reyes is also a director of BEA Systems, Inc. Mr. Reyes holds a Bachelor of Arts degree from the University of South Florida and a Masters of Business Administration from the University of Santa Clara.
      David Roux was appointed to the Board of Directors in July 2005 following the merger with VERITAS. Mr. Roux is a Managing Director and co-founder of Silver Lake Partners, a private equity firm, which was formed in 1999. Mr. Roux has extensive operating and acquisition experience in the technology sector. Prior to founding Silver Lake Partners, Mr. Roux served as the Chief Executive Officer and President of Liberate Technologies, a software platform provider. From 1994 to 1998, Mr. Roux served as Executive Vice President, Corporate Development, at Oracle Corporation. Mr. Roux was responsible for business development, mergers and acquisitions, technology licensing, and equity investments and served on Oracle’s Executive Committee and Product Management Committee. Mr. Roux serves on the boards of directors of Thomson S.A., Business Objects S.A. and multiple private companies. Mr. Roux was previously Chairman of Seagate Technology.
      Daniel H. Schulman has been a member of Symantec’s Board of Directors since March 2000. Since August 2001, Mr. Schulman has served as Chief Executive Officer of Virgin Mobile USA, a cellular phone service provider. From May 2000 until May 2001, Mr. Schulman was President and Chief Executive Officer of priceline.com, after serving as President and Chief Operating Officer from July 1999. From December 1998 to July 1999, Mr. Schulman was President of the AT&T Consumer Markets Division of AT&T Corp. and was appointed to the AT&T Operations Group, the company’s most senior executive body. From March 1997 to November 1998, Mr. Schulman was President of AT&T WorldNet Service. Mr. Schulman received a Bachelor of Arts degree in Economics from Middlebury College, and a Masters in Business Administration, majoring in Finance, from New York University.
      V. Paul Unruh was appointed to the Board of Directors in July 2005 following the merger with VERITAS. Mr. Unruh retired as Vice Chairman of the Bechtel Group, Inc., an engineering company, in June 2003. During his 25-year tenure with Bechtel, Mr. Unruh held various positions in management including Treasurer from 1983-1986, Controller from 1987-1991 and CFO from 1992-1996. Mr. Unruh also served as President of Bechtel Enterprises, Bechtel’s finance, development and ownership arm, from 1997-2001. Mr. Unruh serves on the boards of directors of Homestore, Inc., a provider of real estate media and technology solutions, and Heidrick & Struggles International, Inc., a provider of executive search and leadership consulting services as well as two private companies. Mr. Unruh is a Certified Public Accountant.
      John G. Schwarz has served as President of Symantec since December 2001. In this role, Mr. Schwarz is responsible for Symantec’s product management, development, security response, managed security services, and technology alliances. Mr. Schwarz also served as Chief Operating Officer from January 2002 to July 2005. Prior to joining Symantec, from January 2000 to November 2001, Mr. Schwarz served as President and Chief Executive Officer of Reciprocal Inc., which provided business-to-business secure e-commerce services for digital content distribution over the Internet. Before joining Reciprocal, Mr. Schwarz spent 25 years at IBM Corporation. Most recently, he was general manager of IBM’s Industry Solutions unit, a worldwide organization focused on building business applications and related services for IBM’s large industry customers. Mr. Schwarz serves on the boards of directors of Verity, Inc., a provider of intellectual capital management software, and several private or other organizations, including Dalhousie University, Halifax, and the Information Technology Association of America’s Software Board. He holds a diploma in Business Administration from the University of Toronto, an undergraduate degree in computer science from the University of Manitoba and a Doctorate from Dalhousie University, Halifax.
      Gregory E. Myers has served as Senior Vice President of Finance and Chief Financial Officer for Symantec since March 2000, and is responsible for worldwide finance. Mr. Myers served as Vice President of Finance and Chief Financial Officer from January 1999 to March 2000. Prior to his appointment as CFO in January 1999, Mr. Myers was Symantec’s Vice President of Finance, where he was responsible for worldwide accounting, financial and strategic planning and business development. From 1997 through mid-1998, Mr. Myers was Vice President of financial planning and analysis for Symantec. From 1993 to 1996, Mr. Myers was the director of financial planning and analysis. Before joining Symantec in 1993, Mr. Myers was with Novell Corporation for five years as their director of financial planning and analysis. Prior to Novell, Mr. Myers held various financial management positions for several companies within Silicon Valley since

1975. Mr. Myers serves on the Board of Directors of Maxtor Corporation. Mr. Myers holds an undergraduate degree from Cal-State University, Hayward and a Masters in Business Administration from Santa Clara University.
      John F. Brigden joined Symantec in July 2005 as a result of the merger with VERITAS, and has served as Senior Vice President, General Counsel and Assistant Secretary since the merger. Together with Arthur F. Courville, Mr. Brigden manages Symantec’s Office of the General Counsel which oversees Symantec’s legal department. Prior to the merger, Mr. Brigden served as Senior Vice President, General Counsel and Secretary of VERITAS since May 2003. He served as VERITAS’ Vice President, General Counsel and Secretary from November 2001 to May 2003 and as Vice President and General Counsel from May 2001 to November 2001. Before joining VERITAS, Mr. Brigden was Vice President of Business Development and General Counsel at Shutterfly, Inc., an Internet-based digital photo service company, from January 2000 to April 2001. Prior to Shutterfly, Mr. Brigden served as director of intellectual property for Silicon Graphics, Inc. from February 1997 to January 2000. Mr. Brigden is a member of the California Bar Association and is also licensed to practice law in Virginia, Washington, D.C., and before the United States Patent and Trademark Office. Mr. Brigden holds a J.D. degree with honors from Georgetown University Law Center and a Bachelor’s degree in electrical engineering with honors from Purdue University.
      Arthur F. Courville has served as Senior Vice President, Corporate Legal Affairs since July 2005 and as Secretary since 1999. Together with John F. Brigden, Mr. Courville manages Symantec’s Office of the General Counsel which oversees Symantec’s legal department. Mr. Courville joined Symantec in 1993, and was promoted to Director of the Legal Department in 1994. In 1997, Mr. Courville took the position of Director of Product Management for the Internet Tools Business Unit of Symantec, where he was responsible for all product management activities related to Java programming and HTML editing products. Mr. Courville later returned to the Legal Department as Senior Director before his appointment as Vice President and General Counsel in 1999. Before joining Symantec, Mr. Courville practiced law with the law firm of Gibson, Dunn & Crutcher. Mr. Courville holds a Bachelor of Arts degree in Economics from Stanford University, a law degree from Boalt Hall School of Law at the University of California, Berkeley and a Masters of Business Administration from the Haas School of Business at the University of California, Berkeley.
      Thomas W. Kendra has served as Senior Vice President of Worldwide Sales since January 2004. In this role, he provides sales leadership to the company’s three regions: Asia Pacific and Japan; Europe, Middle East and Africa; and the Americas. Mr. Kendra joined Symantec after a 26-year career at IBM, where most recently he was responsible for worldwide competitive sales and was a member of IBM’s senior leadership team. Prior to that, he was the Vice President of IBM’s Worldwide Server Sales. From 1999 to 2001, Mr. Kendra was responsible for IBM’s software business in Asia Pacific including sales, services, marketing, and channel operations. During that time he also served as Chairman of the Board of Singalab, a leader in systems integration, located in Singapore. During his time at IBM, Kendra held other executive positions including Vice President of Marketing and Sales for IBM’s database division; Vice President of Software for the Western United States; and Director of Support and Services for IBM’s U.S. software business. Mr. Kendra received a Bachelor of Arts in Business Administration from Indiana University in Bloomington, Indiana.
      Stephen C. Markowski has served as Vice President of Finance and Chief Accounting Officer since July 2005, and is responsible for worldwide accounting operations (non-revenue), tax, treasury and external reporting. Prior to that time Mr. Markowski served in a variety of positions with Symantec, most recently as Vice President of Accounting, Tax & Treasury from October 2001 to July 2005 and as Tax Director from August 1990 to June 1998. Prior to joining Symantec, Mr. Markowski was with KPMG, a public accounting firm, for nine years, primarily working in tax. Mr. Markowski holds an undergraduate degree in accounting from Santa Clara University.

      Rebecca Ranninger has served as Senior Vice President, Human Resources since January 2000. In this role, Ms. Ranninger directs a worldwide human resources organization which serves all of Symantec’s employees. Included in Ms. Ranninger’s responsibilities are compensation, benefits, HR Information Reporting, training, recruiting, staffing, legal compliance and talent management. Ms. Ranninger also manages a worldwide Human Resource Services Organization that works closely with management on all strategic and functional workforce issues. From September 1997 to January 2000, Ms. Ranninger held the position of Vice President, Human Resources. Prior to 1997, Ms. Ranninger served for over six years in the Legal Department. Before joining Symantec in 1991, Ms. Ranninger was a business litigator with the law firm of Heller Ehrman White & McAuliffe. Ms. Ranninger holds a juris doctorate from Stanford University School of Law, a bachelor’s degree in jurisprudence from Oxford University, and a bachelor’s degree Magna Cum Laude from Harvard University.

THE PROPOSALS
Proposal No. 1 — Election of Symantec Directors
      At the meeting, all ten of the current members of the Board will be nominated for re-election. The nominees for election to the Board are Gary L. Bloom, Michael Brown, William T. Coleman, David L. Mahoney, Robert S. Miller, George Reyes, David Roux, Daniel H. Schulman, John W. Thompson and V. Paul Unruh. Effective as of the closing of Symantec’s merger with VERITAS Software Corporation on July 2, 2005, Messrs. Bloom, Brown, Roux and Unruh, each of whom previously served as a director of VERITAS, were appointed to the Board of Directors of Symantec. These individuals were appointed pursuant to the terms of the merger agreement between Symantec and VERITAS, which provided that following the closing of the merger, the Board of Directors of Symantec would consist of six persons designated by Symantec (including its CEO) and four persons designated by VERITAS (including its CEO). Mr. Bloom’s Employment Agreement with Symantec also specifies that he has the title of Vice Chairman of the Board and that as long as Mr. Bloom is a Symantec employee, Symantec will recommend to the Nominating and Governance Committee of the Board that Mr. Bloom be re-nominated to serve as a member of the Symantec Board. Each nominee other than Messrs. Bloom, Brown, Roux and Unruh was elected at last year’s annual meeting. All of the nominees have been nominated by the Board’s Nominating and Governance Committee.
      Each director will hold office until the next annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation or removal. Shares represented by the accompanying proxy will be voted for the election of the ten nominees recommended by Symantec’s management unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. Symantec is not aware of any nominee who will be unable to or refuses to serve as a director.
      Proxies submitted to Symantec cannot be voted at the meeting for nominees other than those named in this Proxy Statement, or any substitute nominee for any named nominee who is unable to or for good cause will not serve.
      For certain information about the current directors, see “Directors and Management — Directors and Executive Officers.”

Board Meetings and Committees
      The Board of Directors has determined that each of the members of the Board is “independent” as defined in Rule 4200(a)(15) of The Nasdaq Stock Market, except for Mr. Thompson, Symantec’s Chairman and Chief Executive Officer and Mr. Bloom, Symantec’s Vice-Chairman and President. On April 22, 2003, Mr. Miller was elected as the Lead Outside Director. The Board does not have a formal policy with respect to Board member attendance at annual meetings of stockholders, as historically very few stockholders have attended the company’s annual meeting of stockholders. One director attended Symantec’s 2004 Annual Meeting of Stockholders. The company will provide a live and re-playable webcast of the meeting which will be available for this year’s Annual Meeting of Stockholders at http://www.symantec.com/invest.
      The Board has three (3) standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The functions of each of these committees and their members are specified below. The Board has determined that each director who serves on these committees is “independent” as defined in Nasdaq Rule 4200(a)(15). Each of these committees has a written charter adopted by the Board. A copy of each charter can be found on our website at www.symantec.com by clicking “Investor Relations” then “Corporate Governance,” and then “Company Charters” and a copy of the Audit Committee charter is attached to this proxy statement as Annex A. The members of the committees are identified in the following table.

Nominating and
Director	Audit Committee	Compensation Committee	Governance Committee

Michael Brown		X	Chair
William T. Coleman		X
David Mahoney	X	X
Robert S. Miller*	X		X
George Reyes	Chair
David Roux	X
Daniel H. Schulman		Chair	X
V. Paul Unruh	X		X

*	Lead Outside Director.
      The Board held a total of 11 meetings during the fiscal year ended April 1, 2005. No incumbent director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which such director served (during the period which such director served).
      The Audit Committee met 10 times during the fiscal year ended April 1, 2005, and is currently comprised of Messrs. Mahoney, Miller, Reyes, Roux and Unruh, each of whom meets each of the independence and other requirements for audit committee members under the rules of The Nasdaq Stock Market. The Board of Directors has determined that each of Messrs. Reyes and Unruh is an “audit committee financial expert” as defined by SEC regulations. The Audit Committee assists the Board in its oversight of Symantec’s financial accounting, reporting and controls by meeting with members of management and Symantec’s independent auditors. The committee has the responsibility to review Symantec’s annual audited financial statements, and meets with management and the independent auditors at the end of each quarter to review the quarterly financial results. In addition, the committee considers and approves the employment of, and approves the fee arrangements with, independent auditors for audit and other functions. The Audit Committee also reviews Symantec’s accounting policies and assessment of internal controls. The Audit Committee has a written charter which was originally adopted on July 20, 2000 and was last amended as of July 19, 2005. A copy of the current charter is attached hereto as Annex A.
      The Compensation Committee met 6 times during the fiscal year ended April 1, 2005, and is currently comprised of Messrs. Brown, Coleman, Mahoney, and Schulman. The Compensation Committee recommends cash-based and stock-based compensation for executive officers of Symantec, administers the company’s stock option and stock purchase plans and makes recommendations to the Board regarding such matters.
      The Nominating and Governance Committee met 4 times during the fiscal year ended April 1, 2005, and is currently comprised of Messrs. Brown, Miller, Schulman and Unruh. The Nominating and Governance Committee considers and reviews corporate governance matters and recommends candidates for election to the company’s Board of Directors.
      Director Candidates. The Nominating and Governance Committee will consider candidates submitted by Symantec security holders, as well as candidates recommended by directors and management, for nomination to the Board of Directors. To date, we have not received any such recommendations from Symantec security holders. Security holders may recommend candidates for nomination to the Board by writing to Symantec’s Corporate Secretary at Symantec Corporation, 20330 Stevens Creek Boulevard, Cupertino, California 95014, Attn: Corporate Secretary. To be considered for election at next year’s Annual Meeting of Stockholders, submissions by security holders must be submitted by mail and must be received by the Corporate Secretary no later than March 31, 2006 to ensure adequate time for meaningful consideration by the committee. Each submission must include the following information:

•	the full name and address of the candidate;

•	the number of shares of Symantec common stock beneficially owned by the candidate;

•	a certification that the candidate consents to being named in the proxy statement and intends to serve on the Board if elected; and

•	biographical information, including work experience during the past five years, other board positions, and educational background, such as is provided with respect to nominees on pages 3-5 of this proxy statement.
      The goal of the Nominating and Governance Committee is to assemble a Board that offers a variety of perspectives, knowledge and skills derived from high-quality business and professional experience. The committee considers candidates by first evaluating the current members of the Board who intend to continue in service, balancing the value of continuity of service with that of obtaining new perspectives, skills and experience. If the committee determines that an opening exists, the committee identifies the desired skills and experience of a new nominee, including the need to satisfy rules of the SEC and The Nasdaq Stock Market. The committee generally will evaluate each candidate based on the extent to which the candidate contributes to the range of talent, skill and expertise appropriate for the Board generally, as well as the candidate’s integrity, business acumen, diversity, availability, independence of thought, and overall ability to represent the interests of Symantec’s stockholders. The committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Although the committee uses these and other criteria as appropriate to evaluate potential nominees, we have no stated minimum criteria for nominees. The committee intends to evaluate candidates recommended by stockholders and candidates recommended by directors and management in accordance with the same criteria. We have from time to time engaged a search firm to identify and assist the Nominating and Governance Committee with identifying, evaluating and screening Board candidates for the company and may do so in the future.
      Communication with the Board. Symantec stockholders may communicate with the Board of Directors in writing by mailing written communications to Symantec’s Corporate Secretary at Symantec Corporation, 20330 Stevens Creek Boulevard, Cupertino, California 95014, Attn: Corporate Secretary. The Corporate Secretary will review all such correspondence and provide regular summaries to the Board or to individual directors, as relevant, and will retain copies of such correspondence for at least six months, and make copies of such correspondence available to the Board or individual directors upon request. Any correspondence relating to accounting, internal controls or auditing matters will be handled in accordance with Symantec’s policy regarding accounting complaints and concerns.
      Code of Ethics/Code of Conduct. We have adopted a code of conduct that applies to all Symantec employees, officers and directors. We have also adopted a code of ethics for our chief executive officer and senior financial officers, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Conduct and Code of Ethics for Chief Executive Officer and Senior Financial Officers are posted on our website at http://www.symantec.com, and can be found by clicking on “About Symantec,” then clicking on “Investor Relations,” and then clicking on “Company Charters” (under “Corporate Governance”). We will post any amendments to or waivers from our Code of Conduct and Code of Ethics for Chief Executive Officer and Senior Financial Officers at that location.

Directors’ Compensation
      Non-employee members of the Board are paid an annual retainer in an amount approved by the Board from time to time. The payment of the retainer is subject to the terms of the 2000 Director Equity Incentive Plan, as amended (the “Director Plan”). In the 2005 fiscal year, each director was entitled to receive an annual retainer of $50,000. Additionally, during the 2005 fiscal year, each committee chair received an annual payment of $10,000, each committee member received an annual payment of $10,000 and the Lead

Independent Director received an additional annual payment of $25,000. The company pays the retainer amount to each director at the beginning of the fiscal year. Directors who join the company during the first six months of the fiscal year will receive a prorated payment.
      Pursuant to the Director Plan, not less than 50% of the annual retainer is paid in the form of an award of unrestricted, fully-vested shares of Symantec common stock. During fiscal year 2005, Mr. Coleman and former director Mr. Owens each elected to receive 100% of the retainer in stock, and were awarded 2,044 shares each, and Messrs. Mahoney, Miller, Reyes and Schulman and former directors Ms. Amochaev and Mr. Lion each elected to receive 50% of the retainer in stock, and each was awarded 1,022 shares, in each case at a per share price of $24.455 on April 27, 2004.
      The company has provided former director Ms. Amochaev with coverage under Symantec’s Employee Medical plan. For the 2005 fiscal year the cost to the company for such coverage was $9,491. Following Ms. Amochaev’s resignation from the Board as of July 2, 2005, the company agreed to pay for up to nine months of COBRA coverage for Ms. Amochaev.
      During fiscal year 2005 Messrs. Coleman, Mahoney, Miller, Reyes and Schulman and former directors Ms. Amochaev and Mr. Lion each received a non-qualified stock option granted on September 16, 2004, to purchase 24,000 shares of Symantec’s common stock at an exercise price of $25.505 per share (as adjusted for the stock split effected as a stock dividend on November 30, 2004).
      All of these options were granted automatically pursuant to the 1996 Plan. Options granted vest over a four year period in accordance with the terms of the 1996 Plan, and will remain exercisable for a period of seven months following the non-employee director’s termination as a director or consultant of Symantec. The award formula for nonqualified stock option grants to non-employee directors under the 1996 Plan is as follows:

•	An initial stock option grant of 20,000 shares will be made to a new non-employee director upon joining the Board.

•	Continuing non-employee directors receive an annual stock option grant of 12,000 shares on the day after the Annual Meeting of Stockholders.

•	If the Chairman of the Board is a non-employee director, then in lieu of the above grant of 12,000 shares, the Chairman receives an annual stock option grant of 20,000 shares on the day after the Annual Meeting of Stockholders.

•	Directors who join the Board and receive the initial grant of 20,000 shares are not eligible to receive the annual grant if it would be made within six months of the initial grant.
Messrs. Brown, Roux and Unruh, who were appointed to the Board in July 2005 in connection with the VERITAS merger, are deemed continuing non-employee directors under the 1996 Plan and will each receive an option to purchase 12,000 shares on the day after the Annual Meeting of Stockholders rather than an initial grant of 20,000 shares.
The Board recommends a vote “FOR” election of each of the ten nominated directors
Proposal No. 2 — Ratification of Selection of Independent Auditors
      The Audit Committee has selected KPMG as Symantec’s principal independent auditors to perform the audit of Symantec’s consolidated financial statements for fiscal year 2006. As a matter of good corporate governance, the Audit Committee has determined to submit its selection of independent audit firm to stockholders for ratification. In the event that this selection of KPMG is not ratified by a majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of KPMG as Symantec’s independent auditors.
      The Audit Committee first approved KPMG as the company’s independent auditors in September 2002, and KPMG audited Symantec’s financial statements for Symantec’s 2005 fiscal year. Representatives of

KPMG are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.
Principal Accounting Fees and Services
      The company regularly reviews the services and fees from its independent auditors. These services and fees are also reviewed with the Audit Committee annually. In accordance with standard policy, KPMG periodically rotates the individuals who are responsible for the company’s audit. Symantec’s Audit Committee has determined that the providing of certain non-audit services, as described below, is compatible with maintaining the independence of KPMG.
      In addition to performing the audit of the company’s consolidated financial statements, KPMG provided various other services during fiscal years 2005 and 2004. Symantec’s Audit Committee has determined that KPMG’s provisioning of these services, which are described below, does not impair KPMG’s independence from Symantec. The aggregate fees billed for fiscal years 2005 and 2004 for each of the following categories of services are as follows:

Fees Billed to the Company	2005	2004

Audit fees(1)	$2,353,544	$1,874,408
Audit-related fees(2)	212,955	35,302
Tax fees(3)	235,774	190,813
All other fees(4)	122,500	423,221

Total fees	$2,924,773	$2,523,744

The categories in the above table have the definitions assigned under Item 9 of Schedule 14A promulgated under the Securities Exchange Act of 1934, and with respect to Symantec’s 2005 and 2004 fiscal years, these categories include in particular the following components:

(1) “Audit fees” include fees for audit services principally related to the year-end examination and the quarterly reviews of Symantec’s consolidated financial statements, consultation on matters that arise during a review or audit, reviews of SEC filings and statutory audit fees. KPMG has informed the company that it has not yet billed the company for all audit services performed in fiscal 2005 in connection with KPMG’s audit of the company’s internal control and related compliance required under Section 404 of the Sarbanes-Oxley Act of 2002.

(2) “Audit related fees” include fees which are for assurance and related services other than those included in Audit fees. The services provided for the fees disclosed under this category include audit services performed in connection with the company’s acquisitions.

(3) “Tax fees” include fees for tax compliance and advice.

(4) “All other fees” include fees for all other non-audit services, principally for services in relation to certain information technology audits.
      An accounting firm other than KPMG performs internal audit services for the company. Another accounting firm provides the majority of Symantec’s tax services.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
      The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
      All of the services relating to the fees described in the table above were approved by the Audit Committee.
The Board recommends a vote “FOR” approval of Proposal No. 2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The company has adopted a policy that executive officers and members of the board of directors hold an equity stake in the company. The policy requires each executive officer to hold a minimum of 40,000 shares of Symantec common stock. Newly appointed executive officers are not required to immediately establish their position, but are expected to make regular progress to achieve it. The Compensation Committee reviews the minimum number of shares to be held by the executive officers and directors from time to time. The purpose of the policy is to more directly align the interests of executive officers and directors with our stockholders.
      The following table sets forth information, as of July 11, 2005, with respect to the beneficial ownership of Symantec common stock by (i) each stockholder known by Symantec to be the beneficial owner of more than 5% of Symantec common stock, (ii) each member of the Board of Directors of Symantec, (iii) the Chief Executive Officer of Symantec and the four most highly compensated executive officers, other than the Chief Executive Officer, as calculated with respect to the fiscal year ended April 1, 2005, and (iv) all current executive officers and directors of Symantec as a group.
      Beneficial ownership is determined under the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership is based on 1,196,785,335 shares of Symantec common stock outstanding as of July 11, 2005 (excluding shares held in treasury). Shares of common stock subject to options exercisable on or before September 9, 2005 (within 60 days of July 11, 2005) are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of others.

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class

5% Beneficial Owner(1)
FMR Corp.	66,543,379	5.6%
82 Devonshire Street
Boston, MA 02109
Directors and Officers
John W. Thompson(2)	8,200,656	*
Gary L. Bloom(3)	3,677,808	*
Michael Brown(4)	168,630	*
William T. Coleman(5)	82,851	*
David L. Mahoney(6)	57,185	*
Robert S. Miller(7)	250,476	*
Daniel H. Schulman(8)	65,000	*
George Reyes(9)	205,332	*
David Roux(10)	230,461	*
V. Paul Unruh(11)	168,630	*
John G. Schwarz(12)	1,622,822	*
Gregory E. Myers(13)	425,159	*
Thomas W. Kendra(14)	121,829	*
Dieter Giesbrecht(15)	764,301	*
All current Symantec executive officers and directors as a group (17 persons)(16)	16,561,363	1.4%

*	Less than 1%.

(1)	Based solely on information provided by FMR Corp. in (i) a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 disclosing FMR Corp.’s beneficial ownership of 34,806,234 Symantec shares, and (ii) a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2005 disclosing FMR Corp’s beneficial ownership of 28,230,871 VERITAS shares, which, for purposes of the beneficial ownership table, were converted into 31,737,145 Symantec shares based upon an exchange ratio of 1.1242 set forth in the merger agreement between Symantec and VERITAS.

(2)	Includes 6,725,572 shares subject to options that will be exercisable as of September 9, 2005.

(3)	Includes 3,672,571 shares subject to options that will be exercisable as of September 9, 2005.

(4)	Represents shares subject to options that will be exercisable as of September 9, 2005.

(5)	Includes 75,666 shares subject to options that will be exercisable as of September 9, 2005.

(6)	Includes 48,333 shares subject to options that will be exercisable as of September 9, 2005.

(7)	Includes 154,833 shares subject to options that will be exercisable as of September 9, 2005.

(8)	Includes 56,001 shares subject to options that will be exercisable as of September 9, 2005.

(9)	Includes 166,833 shares subject to options that will be exercisable as of September 9, 2005.

(10)	Represents shares subject to options that will be exercisable as of September 9, 2005.

(11)	Represents shares subject to options that will be exercisable as of September 9, 2005.

(12)	Includes 1,583,571 shares subject to options that will be exercisable as of September 9, 2005.

(13)	Includes 185,159 shares subject to options that will be exercisable as of September 9, 2005 and 200,000 restricted shares subject to vesting subject to a right of repurchase by Symantec upon termination of employment or services that lapses over a two-year vesting schedule.

(14)	Includes 118,749 shares subject to options that will be exercisable as of September 9, 2005.

(15)	Includes 683,140 shares subject to options that will be exercisable as of September 9, 2005.

(16)	Includes 14,515,897 shares subject to options that will be exercisable as of September 9, 2005, including the options described in footnotes (2) — (14).
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16 of the Exchange Act requires Symantec’s directors and officers, and persons who own more than 10% of Symantec’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq National Market. Such persons are required by SEC regulation to furnish Symantec with copies of all Section 16(a) forms that they file.
      Based solely on its review of the copies of such forms furnished to Symantec and written representations from the executive officers and directors, Symantec believes that all Section 16(a) filing requirements were met in fiscal year 2005, except that Messrs. Giesbrecht and Miller each did not file a Form 4 during January 2005, due to an administrative error. The Form 4s were filed by Messrs. Giesbrecht and Miller in February 2005.
Equity Compensation Plan Information
      The following table gives information about Symantec’s common stock that may be issued upon the exercise of options, warrants and rights under all of Symantec’s existing equity compensation plans as of April 1, 2005:

	Equity Compensation Plan Information

				Number of Securities
	Number of Securities			Remaining Available for
	to be Issued Upon		Weighted-Average	Future Issuance Under
	Exercise of		Exercise Price of	Equity Compensation Plans
	Outstanding Options,		Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in Column (a))

	(a)		(b)	(c)
Equity compensation plans approved by security holders	64,296,816		$12.54	61,644,670	(1)
Equity compensation plans not approved by security holders	4,476,759	(2)	$5.55	0

Total	68,773,575		$12.08	61,644,670

(1)	Represents 22,290,248 shares remaining available for future issuance under Symantec’s 1998 Employee Stock Purchase Plan, 250,000 shares remaining available for future issuance under Symantec’s 2002 Executive Officer’s Stock Purchase Plan, 59,358 shares remaining available for future issuance under Symantec’s 2000 Director Equity Incentive Plan, 21,045,064 shares remaining available for future issuance as stock options under Symantec’s 1996 Equity Incentive Plan and 18,000,000 shares remaining available for future issuance as stock options under Symantec’s 2004 Equity Incentive Plan.

(2)	Includes approximately 1,415,215 outstanding options as of April 1, 2005 that were assumed as part of various acquisitions. The weighted average exercise price of these outstanding options was $3.94 as of April 1, 2005. In connection with these acquisitions, Symantec has only assumed outstanding options and rights, but not the plans themselves, and therefore, no further options may be granted under these acquired-company plans.

Material Features of Equity Compensation Plans Not Approved by Stockholders
2001 Non-Qualified Equity Incentive Plan
      The 2001 Non-Qualified Equity Incentive Plan was terminated in September 2004 in connection with the adoption of the Symantec 2004 Equity Incentive Plan. As of April 1, 2005, options to purchase approximately 2,764,208 shares were outstanding under this plan.
      Terms of Options. Symantec’s Compensation Committee determined many of the terms and conditions of each option granted under the plan, including the number of shares for which the option was granted, the exercise price of the option and the periods during which the option may be exercised. Each option is evidenced by a stock option agreement in such form as the Committee approved and is subject to the following conditions (as described in further detail in the plan):

•	Vesting and Exercisability: Options and restricted shares become vested and exercisable, as applicable, within such periods, or upon such events, as determined by the Compensation Committee in its discretion and as set forth in the related stock option or restricted stock agreement. To date, as a matter of practice, options under the plan have generally been subject to a four-year vesting period. Options terminate ten years or less from the date of grant.

•	Exercise Price: The exercise price of each option granted was not less than 100% of the fair market value of the shares of common stock on the date of the grant.

•	Tax Status: All options granted under the plan are non-qualified stock options.

•	Method of Exercise: The option exercise price is typically payable in cash or by check, but may also be payable, at the discretion of the Committee, in other forms of consideration.

•	Termination of Employment: Options cease vesting on the date of termination of service or death of the participant. Options granted under the plan generally expire three months after the termination of the optionee’s service to Symantec or a parent or subsidiary of Symantec, except in the case of death or disability, in which case the options generally may be exercised up to 12 months following the date of death or termination of service. However, if the optionee is terminated for cause (i.e. for committing an alleged criminal act or intentional tort against Symantec), the optionee’s options expire upon termination of employment.
      Corporate Transactions. In the event of a change of control of Symantec (as defined in the plan), the buyer may either assume the outstanding awards or substitute equivalent awards. In the event the buyer fails to assume or substitute awards issued under the plan, all awards will expire upon the closing of the transaction.
      Term and Amendment of the Plan. The plan was terminated in September 2004, except that outstanding options granted thereunder will remain in place for the term of such options.
1999 Acquisition Plan
      The purpose of this plan was to issue stock options in connection with Symantec’s acquisition of URLabs in September 1999.
      Number of Shares Subject to the Plan. A total of 4 million shares of common stock were authorized and reserved for issuance under the plan. As of April 1, 2005, options to purchase approximately 137,336 shares were outstanding under this plan.
      Eligibility for Participation. Employees, officers, consultants, independent contractors and advisors to Symantec, or of any subsidiary or affiliate of Symantec, are eligible to receive stock options under this plan. Options awarded to officers may not exceed in the aggregate 30% percent of all shares available for grant under the plan.
      Terms of Options. Many of the terms of the options are determined by the Compensation Committee, and are generally the same in all material respects as the terms described above with respect to Symantec’s 2001 Non-Qualified Equity Incentive Plan, except that the 1999 Acquisition Plan does not contain a provision for the expiration of employees’ options upon a termination for cause.

      Term and Amendment of the Plan. The term of the plan is ten years, commencing on the date the plan was adopted in July 1999, and ending in July 2009. The plan may be amended or terminated without stockholder approval.
Non-Qualified Stock Option Granted to John W. Thompson, CEO of Symantec
      A non-qualified option to acquire 160,000 shares that was approved for grant to Mr. Thompson on December 20, 1999 was deemed granted on January 1, 2000. The option exercise price is 100% of the fair market value on January 1, 2000. The shares subject to the option vested 25% on January 1, 2001 and 2.0833% each month thereafter. The option has a term of ten years.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Report of the Compensation Committee on Executive Compensation
      The information contained in the following report of Symantec’s Compensation Committee is not considered to be “soliciting material”, or “filed”, or incorporated by reference in any past or future filing by Symantec under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Symantec specifically incorporates it by reference.
      The Compensation Committee (the “Committee”) of the Board of Directors of Symantec Corporation (the “Board”) acts pursuant to the Charter of the Compensation Committee (the “Charter”) dated April 22, 2003, as amended. A copy of the Charter can be found in the Corporate Governance portion of our public website at www.symantec.com by clicking “Investor Relations,” then “Corporate Governance,” and then “Company Charters”.

Governance
      The Committee is comprised of Daniel H. Schulman (Chairman), Michael Brown, William T. Coleman and David L. Mahoney, each of whom qualifies as an independent director under the rules of the Nasdaq Stock Market, an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director” as defined in Rule 16b-3 under the Securities and Exchange Act of 1934 (the “Exchange Act”). Members of the Committee are appointed by the Board following recommendation by the Board’s nominating and governance committee. Members of the Committee serve during their respective terms as members of the Board, subject to earlier removal by the Board. The Committee meets periodically throughout the year (at least four times) and holds additional meetings from time to time to review and discuss executive compensation issues. During fiscal year 2005, the Committee met six times. The Committee also considers and takes action by written consent.
      The Committee reviews and approves the compensation of Symantec’s executive officers and other employees, administers Symantec’s cash bonus plans and equity compensation plans, grants options and other types of equity compensation awards, and reviews and recommends adoption of and amendments to Symantec’s equity compensation plans, cash bonus plans and employee benefit plans of general applicability to Symantec’s employees. The Committee has delegated to Symantec’s CEO the authority to grant equity-based awards to non-executive officers and employees of Symantec, subject to appropriate limitations established by the Board.
      The Committee has the authority under its Charter to retain and/or terminate the services of compensation consultants, legal counsel and other advisors to assist the Committee in its functions, and to determine the fees and retention terms of such advisors. In fiscal year 2005, the Committee engaged Mercer Human Resource Consulting, a compensation consulting firm, to advise the Committee with respect to the compensation of Symantec’s executive officers and compensation plan design.

Compensation Committee Philosophy
      We believe that the compensation of the executive officers, including the CEO, should be based significantly on Symantec’s financial performance. Consistent with this philosophy, a meaningful component of the compensation of each executive officer is contingent upon the achievement of corporate revenue and earnings per share targets for the fiscal year. In addition, we believe that compensation for our executive officers, including annual base compensation and long-term equity compensation, should be competitive with compensation arrangements for executive officers of companies in our peer group.

Base Compensation
      The annual base compensation for our executive officers is determined through a comprehensive process designed to ensure that Symantec is capable of attracting and retaining the caliber of executives necessary to achieve the company’s strategic and business objectives. This process begins with a review of one or more executive compensation surveys from independent sources. We also review and compare the practices of other companies with respect to stock option grants to executive officers. We also consider the recommendations of our compensation consultant in determining executive compensation. We obtain executive compensation data from other high technology companies, including high technology companies of a similar size, based on recommendations made by our outside compensation consultants. The companies included in the sample from which this data was derived included companies present in the S&P Information Technology Index (used for purposes of the returns data presented in “Comparison of Cumulative Total Return” below), but the sample was not intended to correlate with this index.

Incentive Compensation
      Cash bonuses are awarded to our executive officers based on objectives set by the Board at the beginning of each year. The cash bonuses that were paid in fiscal year 2005 to our executive officers were based on our annual incentive plan(s) for our executive officers. The terms of these plans provide that the Board retains the right to alter or cancel one or more of the incentive plans for any reason at any time, and any payments made under the incentive plans are made at the sole discretion of the Board. Symantec’s corporate performance with respect to revenues and earnings per share are the primary financial objectives considered in determining annual incentive compensation for the executive officers. The annual incentive plans for our executive officers are adopted pursuant to the Senior Executive Plan approved by our stockholders in 2003.

Equity Compensation
      We believe that equity compensation is an important factor with respect to the retention of our executive officers and the alignment of their interests with those of the stockholders. Stock options and other forms of equity compensation have typically been granted to our executive officers when the executive first joins Symantec, in connection with a significant change in responsibilities, periodically based upon performance, and occasionally to achieve equity within a peer group. Stock options generally have value for the executive only if the price of Symantec’s stock increases above the fair market value on the grant date and the executive remains in our employ for the period required for the shares to vest. Generally, when making annual stock option grants for executive officers, we consider Symantec’s corporate performance during the past year and recent quarters, the responsibility level and performance of the executive officer, prior option grants to the executive officer and the level of vested and unvested options. The stock options generally vest over a four-year period, and have exercise prices equal to the fair market value of our common stock on the date of grant.
      The number of option shares or other equity compensation awards granted by the Committee is within the discretion of the Committee and is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive’s peer group.
      Over the past three years, Symantec has taken specific actions that reflect corporate responsibility and our desire to decrease the total dilution experienced by stockholders as a result of our equity plans. As part of this effort, in July 2004, the Board eliminated the “evergreen” provision in Symantec’s 1998 Employee Stock Purchase Plan whereby the number of shares available for issuance increased automatically on January 1 of each year by 1% of our outstanding shares of common stock. At the same time, we remain focused on attracting and retaining key personnel to help us solidify our position as the world leader in information integrity through our security and storage management solutions. In an attempt to lower overall dilution and effectively use our option pool, we have lowered the yearly burn rate in the last four consecutive years, reducing the annual rate down from 8% to 2% over this period. Burn rate in this context is defined as total shares granted as a percentage of total common stock outstanding at the end of the period reviewed. During this time our total dilution overhang has decreased from 28% to 17%. Overhang in this context is defined as all issued and outstanding shares and shares available for issuance for all of our equity incentive plans as a percentage of total common stock outstanding at the end of the period reviewed.

Compensation of Executive Officers Other Than the CEO During Fiscal Year 2005
      For the fiscal year ended April 1, 2005, executive officers received increases in their base salaries that reflected industry standards. The factors considered by us in determining base salaries and salary increases for fiscal year 2005 varied depending on the position of each executive, but generally included the following factors: (1) the executive pay recommendations made by the chief executive officer; (2) management’s talent and organizational assessment of our leadership team and (3) other quantitative and qualitative factors, including the scope of the executive’s particular job, his or her performance in the job, the expected value of the executive’s future impact or contribution to our success and growth, the executive’s prior experience and salary history and our recent financial performance and market competitiveness.
      Performance-based bonuses for the executive officers were paid under our annual incentive plans at the end of the fiscal year. Under these plans, executive officers were eligible to receive an annual bonus at the end of the fiscal year with a target payout of 80% of annual base salary in the case of the President and Chief Operating Officer, and 60% of annual base salary in the case of the other executive officers. During the fiscal year 2005, the following metrics and weightings were considered in calculating the bonus amounts for named executive officers under their annual incentive plans: (a) achievement of targeted annual revenue growth of the company (50% weighting); and (b) achievement of targeted annual earnings per share growth of the company (50% weighting). Specific performance thresholds for each metric had to be exceeded before the portion of the bonuses associated with the respective metric were paid. The bonus target payments for a particular metric were calculated on a linear basis in relation to the percentage of the metric achieved up to 100% of the target amount, with bonus amounts exceeding target payouts for achievement of more than 100% of the applicable metric.
      In fiscal year 2005, the company exceeded both the revenue and earnings per share growth targets specified in the executive officers annual incentive plans and, as a result, each executive officer received a bonus in excess of the targeted payout amount. In fiscal year 2005, bonuses to executive officers ranged from 104% to 168% of their annual base salaries.
      On April 26, 2005, we approved Symantec’s annual incentive plans for fiscal year 2006 for our executive officers. Payments under these plans are based upon achievement of goals similar to the ones described above. Under these plans, executive officers were eligible to receive an annual bonus at the end of the fiscal year with a target payout of 100% of annual base salary in the case of the President and Chief Operating Officer, 80% in the case of our Senior Vice President, Worldwide Sales and 60% of annual base salary in the case of the other executive officers. We increased the target payouts for these executive officers for fiscal year 2006 to maintain their total cash compensation competitive with the cash compensation of similar executive officers of peer companies and to increase the percentage of their incentive compensation relative to total cash compensation.
      On July 19, 2005, we approved Symantec’s executive supplemental incentive plans for fiscal year 2006 for certain executive officers of Symantec who were executive officers of Symantec prior to July 2, 2005. Under the terms of these plans, the executive officers will be eligible to receive performance-based incentive bonuses equivalent to the bonuses payable under, and upon terms substantially similar to, Symantec’s annual incentive plans for 2006. The supplemental incentive bonuses are in addition to the incentive bonuses under the annual incentive plans. The target payouts under the supplemental incentive plans are 40% to 100% of a participant’s annual base salary. The plans do not include minimum guaranteed payments except for Mr. Schwarz in the amount of $1.5 million and Mr. Kendra in the amount of $750,000. In addition, the supplemental incentive bonus may be increased up to a maximum of 50% of the calculated bonus amount for any executive officer, based on the executive officer’s impact on and contributions to the integration of Symantec and VERITAS Software Corporation.

Stock Options and Restricted Stock Granted to Executive Officers Other Than the CEO in Fiscal Year 2005
      Over the past fiscal year, we made stock option and restricted stock grants to executive officers other than the CEO, for a total of 1,326,000 shares (as described more fully in the section entitled “Stock Options — Option Grants in Fiscal Year 2005”). The general purpose of these grants was to provide greater incentives to these executive officers to continue their employment with us and to strive to increase long-term stockholder value. In the fiscal year 2005, the primary factors considered in granting options to executive officers were the executive’s performance, the executive’s responsibilities, the equity stake owned by the executive as a percentage of the company’s outstanding equity, and competitive market practices. Symantec does not set specific target levels for options granted to the CEO or other executive officers but seeks to be competitive with similar high technology companies.

Fiscal Year 2005 CEO Compensation
      Compensation for the CEO is determined through a process similar to that discussed above for other executive officers. We believe that the CEO’s performance bonuses should be paid solely in relation to our success, which is the ultimate measure of CEO effectiveness and aligns CEO compensation to stockholder value.
      In fiscal year 2005, the annual salary for Mr. Thompson was raised from $750,000 to $800,000 per year, representing a 6.7% increase. The Board elected to increase Mr. Thompson’s annual salary based on the superior performance of the company, his contributions to the company, and to maintain his salary competitive with salaries of chief executive officers of peer companies. For fiscal year 2006, the Board elected to maintain Mr. Thompson’s annual salary at $800,000 per year. In accordance with his Employment Agreement dated April 11, 1999, the Board has agreed that Mr. Thompson’s base salary would be reviewed on an annual basis by the Committee and may be increased from time to time in the discretion of the Board, but in no event may his base salary be reduced below $600,000 during Mr. Thompson’s term of employment with the company.
      Under the CEO’s annual Incentive Plan for fiscal year 2005, Mr. Thompson was eligible to receive an annual bonus following the end of the fiscal year with a target payout of 100% of his annual base salary. During the fiscal year 2005, the following metrics and weightings were considered in calculating the amount of Mr. Thompson’s bonus: (a) achievement of targeted annual revenue growth of the company (50% weighting); and (b) achievement of targeted annual earnings per share growth of the company (50% weighting). Specific thresholds for each metric had to be exceeded before the portion of the bonus associated with the respective metric was paid. The bonus target payment for a particular metric was calculated on a linear basis in relation to the percentage of the metric achieved up to 100% of the target amount, with the bonus amount exceeding Mr. Thompson’s target payout for achievement of more than 100% of the applicable metric. Overall, Mr. Thompson earned an aggregate bonus of $1.68 million for the fiscal year 2005 due to substantial overachievement on both the revenue growth and earnings per share objectives.
      On April 26, 2005, the Board approved Symantec’s annual incentive plan for fiscal year 2006 for our CEO. Payments under this plan are based upon achievement of goals similar to the ones described in the preceding paragraph. Under this plan, Mr. Thompson is eligible to receive an annual bonus at the end of the fiscal year with a target payout of 125% of annual base salary. We increased Mr. Thompson’s target payout for fiscal year 2006 to maintain his total cash compensation competitive with the cash compensation of chief executive officers of peer companies and to increase the percentage of his incentive compensation relative to total cash compensation.

Stock Options Granted to the CEO in Fiscal Year 2005
      The Committee, as part of its annual review of executive compensation, reviews the number of vested and unvested options held by our CEO and makes stock option grants to provide appropriate incentives to him to continue his employment with us and to strive to increase stockholder value. In the fiscal year 2004, we elected not to award an option grant to Mr. Thompson because previous grants to Mr. Thompson were achieving the objective of retention and aligning stockholder interests. In fiscal year 2005, the Committee, after reviewing the number of vested and unvested options held by Mr. Thompson and the relative retention value of these options, granted to Mr. Thompson a stock option to acquire 500,000 shares of Symantec common stock.

Tax Law Limits on Executive Compensation
      Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation paid to the CEO and the next four most highly compensated executive officers to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. Symantec’s Senior Executive Incentive Plan, 1996 Equity Incentive Plan and 2004 Equity Incentive Plan permit Symantec to pay compensation that is “performance-based” and thus fully tax-deductible by Symantec. We currently intend to continue optimize Symantec’s tax deduction for executive compensation to the extent we determine that it is in the best interests of Symantec and its stockholders. All of the stock options granted to the executive officers under Symantec’s 1996 Equity Incentive Plan and 2004 Equity Incentive Plan qualify under Section 162(m) as performance-based compensation. Deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or manner of compensation and corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). Accordingly, we may enter into compensation arrangements under which payments are not deductible under Section 162(m). For example, certain payments under our incentive plans and compensation resulting from stock awards to Mr. Myers in fiscal year 2005 and to Mr. Thompson prior to the adoption of the shareholder approved incentive plan may not be deductible under Section 162(m).

Stock Ownership Guidelines
      The Board has adopted stock ownership guidelines to more closely align the interests of our directors and executives with those of our stockholders. The current ownership guidelines require that all directors receive not less than 50% of their retainers for board service in the form of Symantec common stock, and all executive officers acquire at least 40,000 shares of Symantec common stock through stock option exercises and purchases under our equity incentive and stock purchase plans.
      We have reviewed the components of compensation paid to each of our executive officers in fiscal year 2005. Based on this review, we find such compensation to be appropriate.

By: The Compensation Committee of the Board of Directors:

Daniel H. Schulman (Chairman)
Michael Brown*
William T. Coleman
David L. Mahoney
Date: July 19, 2005

*	Member of the Compensation Committee since July 2, 2005.

Compensation Committee Interlocks and Insider Participation
      Symantec’s Compensation Committee currently consists of Messrs. Schulman, Brown, Coleman and Mahoney. From May 2003 to March 2004 the Compensation Committee consisted of Messrs. Mahoney, Reyes and Schulman and former directors Messrs. Owens and Halvorsen. In March and May of 2004, former directors Messrs. Owens and Halvorsen stepped down from the Compensation Committee, and in April 2004 former director Mr. Lion was appointed to the Compensation Committee. In July 2005, Mr. Reyes and former directors Mr. Lion and Ms. Amochaev stepped down from the Compensation Committee and Messrs. Brown and Coleman were appointed to the Compensation Committee. None of the members of Symantec’s Compensation Committee in fiscal year 2005 has ever been an officer or employee of Symantec or any of its subsidiaries, and none have any “Related Transaction” relationships with Symantec of the type that is required to be disclosed under Item 404 of Regulation S-K. None of Symantec’s executive officers has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on Symantec’s Board of Directors or Compensation Committee during fiscal year 2005.

Summary of Cash and Certain Other Compensation
      The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to Symantec and its subsidiaries during each of the fiscal years ended on or about March 31, 2005, 2004 and 2003 by Symantec’s Chief Executive Officer and Symantec’s four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of the fiscal year ended April 1, 2005. This information includes the dollar values of base salaries, bonus awards, the number of stock options granted and certain other compensation, as applicable, whether paid or deferred. Symantec does not grant stock appreciation rights and has no other long-term compensation benefits except for those mentioned in the tables below. The numbers of shares underlying stock options reflect the two-for-one stock splits effected as stock dividends on November 19, 2003 and November 30, 2004.
Summary Compensation Table

							Long Term
	Annual Compensation						Compensation Awards

					Other		Restricted		Securities	All
					Annual		Stock		Underlying	Other
		Salary		Bonus	Compensation		Award(s)		Options	Compensation
Name and Principal Position	Year	($)		($)	($)(1)		($)		(#)	($)(2)

John W. Thompson	2005	800,000		1,680,000	282,555	(3)	—		500,000	6,875
Chairman of the Board of	2004	750,000		1,762,500	195,144	(4)	—		—	6,803
Directors and Chief Executive	2003	750,000		2,017,500	239,845	(5)	—		—	—
Officer
John G. Schwarz	2005	525,000		882,000	*		—		150,000	6,451
President	2004	500,000		881,250	*		—		300,000	7,266
	2003	450,000		772,200	97,775	(6)	—		300,000	—
Gregory E. Myers	2005	400,000		504,000	66,935	(7)	4,265,000	(8)	100,000	6,688
Chief Financial Officer,	2004	375,000		528,750	*				160,000
Senior VP of Finance	2003	340,006		472,872	52,606	(9)	—		400,000	—
Thomas W. Kendra	2005	340,000		1,034,523	82,383	(10)	—		70,000	—
Senior Vice President,	2004	70,209	(11)	398,994	*		—		300,000	—
Worldwide Sales	2003	—		—	—		—		—	—
Dieter Giesbrecht	2005	340,000		414,960	58,669	(12)	—		56,000	8,440
Senior VP and General	2004	340,000		479,400	62,415	(13)	—		152,000	—
Manager, Enterprise	2003	330,000		450,054	155,743	(14)	—		—	—
Administration Business Unit

*	Did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(1)	Amounts that represent at least 25% of the total amount of Other Annual Compensation are described separately in the notes below.

(2)	Represents 401(k) matching contributions made by the company.

(3)	Includes $193,257 for incremental costs incurred by the company in connection with Mr. Thompson’s personal use of the company aircraft. Incremental costs include variable costs directly related to the personal use of the company aircraft, such as fuel, hourly usage rates and federal excise taxes.

(4)	Includes $142,902 for incremental costs incurred by the company in connection with Mr. Thompson’s personal use of the company aircraft.

(5)	Includes $51,450 of interest forgiven in the 2003 fiscal year and $119,389 for incremental costs incurred by the company in connection with Mr. Thompson’s personal use of the company aircraft.

(6)	Includes $57,193 of housing rental reimbursement payments in the 2003 fiscal year which includes $19,702 for the reimbursement of tax liability associated with these payments.

(7)	Includes an auto allowance of $18,000 for the 2005 fiscal year.

(8)	Mr. Myers received a restricted stock award of 200,000 shares on October 20, 2004 which had a fair market value on that date of $27.68 per share and for which he paid an aggregate purchase price of $1,000 (representing the aggregate par value of the shares). As of April 1, 2005, this restricted stock award had a value of $4,265,000, based on the fair market value of Symantec common stock on April 1, 2005 of $21.33 per share minus the price paid for such shares. The restricted stock vests as to 50% of the shares on October 20, 2005 and as to the remainder on October 20, 2006, subject to continued employment or services by Mr. Myers through such dates.

(9)	Includes an auto allowance of $18,000 for the 2003 fiscal year.

(10)	Includes payment of relocation expenses of $35,900 for the 2005 fiscal year.

(11)	Mr. Kendra joined Symantec in January 2004.

(12)	Includes an auto allowance of $18,000 for the 2005 fiscal year.

(13)	Includes an auto allowance of $18,000 and payment of relocation expenses of $15,030 for the 2004 fiscal year.

(14)	Includes $91,533 of mortgage assistance in the 2003 fiscal year.
Stock Options
      The following table sets forth further information regarding individual grants of options to purchase Symantec common stock during the fiscal year ended April 1, 2005 to each of the executive officers named in the Summary Compensation Table above. All grants were made pursuant to the 1996 Plan, with an exercise price equal to the fair market value of Symantec common stock on the date of grant. Generally, 25% of the original grant becomes exercisable upon the first anniversary of the grant, with the remainder vesting pro rata on a monthly basis over the three years thereafter. Options lapse after ten years or, if earlier, 3 months after termination of employment. The percentage of total options granted is based on an aggregate of 13,040,998 options granted to employees in the 2005 fiscal year.
      The table sets forth the hypothetical gains or “option spreads” that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. The 5% and 10% assumed rates of annual compound stock price appreciation are mandated by rules of the SEC and do not represent Symantec’s estimate or projection of future Symantec common stock prices. Actual gains, if any, on option exercises are dependent on the future performance of Symantec’s common stock. There can be no assurances that the potential realizable values shown in this table will be achieved.

Option Grants in Fiscal Year 2005

	Individual Grants
					Potential Realizable Value
		% of Total			at Assumed Annual Rates of
	# of Shares	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term
	Options	Employees In	Price	Expiration
Name	Granted	Fiscal Year	($/Share)	Date	5%	10%

John W. Thompson	500,000	3.8%	$27.68	10/20/2014	8,703,902	22,057,396
John G. Schwarz	150,000	1.2%	$27.68	10/20/2014	2,611,170	6,617,219
Gregory E. Myers	100,000	0.8%	$27.68	10/20/2014	1,740,780	4,411,479
Thomas W. Kendra	70,000	0.5%	$27.68	10/20/2014	1,218,546	3,088,035
Dieter Giesbrecht	56,000	0.4%	$27.68	10/20/2014	974,837	2,470,428
Option Exercises and Holdings
      The following table provides information concerning stock option exercises by each of the executive officers named in the Summary Compensation Table above during the fiscal year ended April 1, 2005 and information concerning unexercised options held by these officers at the end of the fiscal year. The value realized represents the difference between the aggregate fair market value of the shares on the date of exercise less the aggregate exercise price paid. The value of unexercised in-the-money options is based on the fair market value of Symantec common stock on April 1, 2005 of $21.77 per share, minus the exercise price, multiplied by the number of shares issuable upon exercise of the option. These values have not been, and may never be, realized.
Aggregate Option Exercises in Fiscal Year 2005 and April 1, 2005 Option Values

			Number of Shares
			Underlying Unexercised		Value of Unexercised
	Shares		Options at Fiscal Year		In-The-Money Options at
	Acquired		End(#)		Fiscal Year End($)
	on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John W. Thompson	2,813,856	69,072,655.53	5,400,572	3,037,500	83,853,457	34,402,156
John G. Schwarz	545,008	14,000,820.20	1,306,488	812,504	17,265,066	7,896,492
Gregory E. Myers	400,000	9,807,043.89	207,660	467,500	2,419,317	3,911,631
Thomas W. Kendra	0	0	87,499	282,501	355,683	863,817
Dieter Giesbrecht	614,042	15,047,675.84	623,514	224,128	9,062,078	1,670,683
Employment, Severance and Change of Control Agreements
      In accordance with an Employment Agreement dated April 11, 1999 between Mr. Thompson and Symantec, the Board granted Mr. Thompson an initial base salary of $600,000 and agreed that his base salary will be reviewed on an annual basis by the Committee (and may be increased from time to time in the discretion of the Board), but in no event will be reduced below $600,000 during Mr. Thompson’s term of employment with the company. Pursuant to the agreement, Mr. Thompson was granted stock options to acquire 8,000,000 shares of Symantec common stock, which options were subject to vesting over a five-year period and became fully vested in 2004, and are exercisable at $1.625 per share. Also pursuant to the agreement, Mr. Thompson received 800,000 shares of restricted Symantec common stock for a purchase price equal to $1,000, or $0.00125 per share (the split-adjusted par value of the common stock). These shares of restricted stock were subject to reverse vesting over a two-year period, and were fully vested in April 2001. In the event Mr. Thompson resigns with good reason (i.e. material reduction in responsibilities, position or salary) or is terminated without cause (as defined in the agreement), he is entitled to a severance payment equal to twice his annual base salary, the vesting of his outstanding options will be accelerated by two years and the payment of COBRA premiums for the maximum period permitted by law. If the termination occurs within a year of a change of control, the outstanding options will accelerate in full.

      On December 26, 2001, Symantec entered into a letter agreement with John Schwarz, President and Chief Operating Officer, outlining the terms and conditions of Mr. Schwarz’s future employment with the company. Under the terms of the letter agreement, Mr. Schwarz was awarded a base salary of $450,000, and a bonus with a target payout of 75% of Mr. Schwarz’s base salary (based on company and individual performance). Mr. Schwarz’s base salary may be reviewed on an annual basis by the Compensation Committee following a focal review. If Mr. Schwarz is terminated without cause (as defined in the letter agreement), he will be entitled to a severance payment in the amount of 12 months of his base salary at the time of termination, net of tax withholding. Mr. Schwarz is also eligible to participate in the company’s standard executive benefit and compensation plans and will receive a monthly car allowance. Under the terms of the letter agreement, Mr. Schwarz also received options to purchase 1,000,000 shares of Symantec common stock which vest over a four-year period and are exercisable at the fair market value of the date of the grant.
      In January 2001, the Board of Directors approved the 2001 Executive Retention Plan, to deal with employment termination resulting from a change in control of the company. The plan was modified by the Board in July 2002. Under the terms of the plan, the vesting of all options granted to the company’s Section 16 officers and certain other executives would accelerate in full upon a change of control of the company (as defined in the plan) followed by termination without cause or constructive termination by the acquirer within 12 months after the acquisition.
Related Party Transactions
      Symantec has adopted a relocation program to assist senior managers required to relocate in connection with their employment duties. Under this program, a relocation company typically purchases the former residence from the relocating senior manager and arranges for a buyer to purchase the home — in practice this may occur immediately after the purchase. In the event that the residence is sold by the relocation company at a loss, or if the residence cannot be sold, Symantec is responsible for compensating the relocation company for the differential. Pursuant to that program, in March 2003, Symantec engaged the services of a relocation company to purchase and sell the former residence of John G. Schwarz, President, on behalf of Symantec. The relocation company purchased the home from Mr. Schwarz in June 2003 and realized a loss of $27,500 on the subsequent repurchase, which amount was covered by Symantec. In February 2004, Symantec engaged the services of the relocation company in connection with the June 2004 sale of the former residence of Thomas W. Kendra, Senior Vice President, Worldwide Sales. The relocation company assisted in the sale of Mr. Kendra’s home to a third party, which did not result in any gain or loss to Symantec.
      Symantec has adopted provisions in its certificate of incorporation and by-laws that limit the liability of its directors and provide for indemnification of its officers and directors to the full extent permitted under Delaware law. Under Symantec’s Certificate of Incorporation, and as permitted under the Delaware General Corporation Law, directors are not liable to Symantec or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors, including such conduct during a merger or tender offer. In addition, Symantec has entered into separate indemnification agreements with its directors and officers that could require Symantec, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. Such provisions do not, however, affect liability for any breach of a director’s duty of loyalty to Symantec or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived an improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Such limitation of liability also does not limit a director’s liability for violation of, or otherwise relieve Symantec or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

REPORT OF THE AUDIT COMMITTEE
      The information contained in the following report of Symantec’s Audit Committee is not considered to be “soliciting material”, or “filed”, or incorporated by reference in any past or future filing by Symantec under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Symantec specifically incorporates it by reference.
      The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of The Nasdaq Stock Market, and operates under a written charter which was most recently amended by the Board on July 19, 2005. The Audit Committee oversees the company’s financial reporting process on behalf of the Board. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.
      The Audit Committee reviewed with the company’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, “Communications with Audit Committees.” In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the company, including the matters in the written disclosures required by professional standards. The Audit Committee also reviewed the independence letter from the independent auditors required by Independence Standards Board Standard No. 1.
      The Audit Committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.
      During the course of fiscal 2005, management completed the documentation, testing and evaluation of Symantec’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and KPMG at each regularly scheduled committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of our internal control over financial reporting. The Audit Committee also received the report of management contained in our Annual Report on Form 10-K for the fiscal year ended April 1, 2005, as well as KPMG’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of the internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee our efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2006.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended April 1, 2005 for filing with the SEC.

By: The Audit Committee of the Board of Directors:

David L. Mahoney
Robert S. Miller
George Reyes (Chairman)
David Roux*
V. Paul Unruh*

*	Member of the Audit Committee since July 2, 2005.

STOCK PRICE PERFORMANCE GRAPHS
      The information contained in the following charts entitled “Comparison of Cumulative Total Return” is not considered to be “soliciting material”, or “filed”, or incorporated by reference in any past or future filing by Symantec under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Symantec specifically incorporates it by reference.
COMPARISON OF CUMULATIVE TOTAL RETURN
March 31, 2000 to March 31, 2005
      The graph below compares the cumulative total stockholder return on Symantec common stock from March 31, 2000 to March 31, 2005 with the cumulative total return on the S&P 500 Composite Index and the S&P Information Technology Index over the same period (assuming the investment of $100 in Symantec common stock and in each of the other indices on March 31, 2000, and reinvestment of all dividends, although no dividends other than stock dividends have been declared on Symantec common stock). The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of Symantec common stock.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG SYMANTEC CORPORATION, THE S & P 500 INDEX
AND THE S & P INFORMATION TECHNOLOGY INDEX

*	$100 invested on 3/31/00 in stock or index — including reinvestment of dividends. Fiscal year ending March 31.
Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

	3/00	3/01	3/02	3/03	3/04	3/05

Symantec	100.00	55.66	109.71	104.31	246.52	227.14
S&P 500	100.00	78.32	78.51	59.07	79.82	85.16
S&P Information Technology	100.00	38.57	35.71	24.05	34.65	33.78

COMPARISON OF CUMULATIVE TOTAL RETURN
June 23, 1989(1) to March 31, 2005
      The graph below compares the cumulative total shareholder return on Symantec common stock from June 23, 1989 (the date of Symantec’s initial public offering) to March 31, 2005 with the cumulative total return on the S&P 500 Composite Index and the S&P Information Technology Index over the same period (assuming the investment of $100 in Symantec common stock and in each of the other indices on June 30, 1989, and reinvestment of all dividends, although no dividends other than stock dividends have been declared on Symantec common stock). Symantec has provided this additional data to provide the perspective of a longer time period which is consistent with Symantec’s history as a public company. The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of Symantec common stock.
COMPARISON OF 16 YEAR CUMULATIVE TOTAL RETURN*
AMONG SYMANTEC CORPORATION, THE S&P 500 INDEX
AND A PEER GROUP

*	$100 invested on 6/23/89 in stock or index – including reinvestment of dividends. Fiscal year ended March 31.
Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

	6/89	3/90	3/91	3/92	3/93	3/94	3/95	3/96	3/97	3/98	3/99	3/00	3/01	3/02	3/03	3/04	3/05

Symantec Corporation	100.00	173.91	419.57	743.48	223.91	271.74	400.00	223.91	247.83	468.49	294.57	1,306.52	727.18	1,433.39	1,362.39	3,220.87	2,967.65
S&P 500	100.00	109.59	125.39	139.23	160.44	162.80	188.15	248.54	297.82	440.76	522.12	615.81	482.32	483.49	363.77	491.53	524.42
S&P Information Technology	100.00	101.82	119.45	135.49	155.56	182.44	248.57	336.19	465.84	725.03	1,221.07	2,402.43	1,012.97	976.92	663.38	952.33	924.22

(1)	Symantec’s initial public offering was on June 23, 1989. Data is shown beginning June 30, 1989 because data for cumulative returns on the S&P 500 and the S&P Information Technology indices are available only at month end.

STOCKHOLDER PROPOSALS
      Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Symantec’s bylaws provide that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary of the company. To be timely for the 2006 annual meeting, a stockholder’s notice must be delivered to or mailed and received by the Corporate Secretary of the company at the principal executive offices of the company between June 18, 2006 and July 18, 2006. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Symantec’s bylaws.
      Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the company’s 2006 Annual Meeting of Stockholders must be received by the company not later than March 31, 2006 in order to be considered for inclusion in the company’s proxy materials for that meeting.
OTHER BUSINESS
      The Board does not presently intend to bring any other business before the meeting and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
AVAILABLE INFORMATION
      Symantec is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements, and other information with the SEC. Such reports, proxy and information statements, and other information filed by Symantec can be inspected and copies at the public reference facilities maintained by the SEC at 100 F Street, NE, Room 1580, Washington, DC as well as the regional offices of the SEC located at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois, and 233 Broadway, New York, New York. Copies of such materials can be obtained from the Public Reference Section of the SEC at 100 F Street, NE, Room 1580, Washington, DC 20549 at prescribed rates. Symantec’s common stock is listed on the Nasdaq National Market. Reports and other information concerning Symantec are available for inspection at the National Association of Securities Dealers, Inc. at 9513 Key West Avenue, Rockville, Maryland 20850. The SEC maintains a World Wide Web site that contains reports, proxy and information statements, and other information filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.
      Symantec will mail without charge, upon written request, a copy of Symantec’s Annual Report on Form 10-K, as amended, for fiscal year 2005, including the financial statements, schedules and list of exhibits, and any exhibit specifically requested. Requests should be sent to Symantec Corporation, 20330 Stevens Creek Boulevard, Cupertino, California 95014, Attn: Investor Relations. The annual report is also available at www.symantec.com.

ANNEX A
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
(as amended and restated on July 19, 2005)
A.     Purpose:
      The Audit Committee (the “Committee”) is a standing committee of the Board of Directors (the “Board”) of Symantec Corporation (the “Company”). The Committee’s principal functions are to:

•	oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, including oversight of the Company’s systems of internal controls and disclosure controls and procedures, compliance with legal and regulatory requirements, internal audit function and the appointment and compensation of the Company’s independent auditors;

•	review and evaluate the independence and performance of the Company’s independent auditors; and

•	facilitate communication among the Company’s independent auditors, the Company’s financial and senior management and the Board.
      In order to serve these functions, the Committee shall have unrestricted access to Company personnel and documents, authority to direct and supervise an investigation into any matters within the scope of its duties, and authority and funding to retain such outside counsel, experts and other advisors as it determines to be necessary to carry out its responsibilities.
B.     Membership:
      The Committee shall be composed of at least three members of the Board, with the exact number being determined by the Board. Each member of the Committee shall be “independent” as defined by the rules and regulations of The Nasdaq Stock Market, as amended from time to time (the “Nasdaq Rules”), except as otherwise permitted by the Nasdaq Rules. Each member of the Committee shall also meet the independence requirements for audit committee members specified by the rules and regulations of the Securities and Exchange Commission (“SEC”), as amended from time to time. Each member of the Committee shall have the ability to read and understand fundamental financial statements (or become able to do so within a reasonable time after joining the Committee) and at least one member shall have prior experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, as required by the Nasdaq Rules. At least one member of the Committee shall be an “audit committee financial expert” as defined by the applicable SEC rules. Committee members shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as an audit committee member. No member shall have participated in the preparation of the financial statements of the Company or any current subsidiary at any time during the most recent three years. All members shall be appointed by and serve at the pleasure of the Board.

C.	Authority and Responsibilities:
      In meeting its responsibilities, the Committee is expected to:

1. Review the Company’s quarterly and annual financial statements, including any report or opinion by the independent auditors, prior to distribution to the public or filing with the SEC.

2. Review the Management’s Discussion and Analysis section of the Company’s Forms 10-Q and 10-K prior to filing with the SEC and discuss with management and the independent auditors.

3. In connection with the Committee’s review of the annual financial statements:

•	Discuss with the independent auditors and management the completeness and accuracy of the financial statements and the results of the independent auditors’ audit of the financial statements.

•	Discuss any items required to be communicated by the independent auditors in accordance with SAS No. 61. These discussions should include the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the Company’s financial statements and any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

4. Recommend to the Board whether the annual financial statements should be included in the annual Report on Form 10-K based on (i) the Committee’s review and discussion with management of the annual financial statements, (ii) the Committee’s discussion with the independent auditors of the matters required to be discussed under SAS No. 61, and (iii) the Committee’s review and discussion with the independent auditors of the independent auditors’ independence and the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1.

5. In connection with the Committee’s review of the quarterly financial statements:

•	Discuss with the independent auditors and management the results of the independent auditors’ SAS 100 review of the quarterly financial statements.

•	Discuss significant issues, events and transactions and any significant changes regarding accounting principles, practices, judgments or estimates with management and the independent auditors, including any significant disagreements among management and the independent auditors.

6. In connection with the Committee’s review of the quarterly and annual financial statements, discuss with management and the independent auditors the Company’s selection, application and disclosure of critical accounting policies, any significant changes in the Company’s accounting policies and any proposed changes in accounting or financial reporting that may have a significant impact on the Company.

7. Discuss any comments or recommendations of the independent auditors or financial reporting that may have a significant impact on the Company.

8. Discuss with independent auditors and management the adequacy and effectiveness of the Company’s accounting and financial reporting processes, including disclosure controls and procedures, systems of internal control over financial reporting and the adequacy of the system of reporting to the audit committee.

9. Review reports prepared by management assessing the adequacy and effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting prior to the inclusion of such reports in the Company’s periodic reports.

10. Consult with the independent auditors at least once per quarter out of the presence of management about internal controls, the completeness and accuracy of the Company’s financial statements and such other matters that the Committee or the independent auditors desire to discuss privately with the Committee.

11. Review on an annual basis the internal audit function of the Company, including the independence and authority of its reporting obligations and the coordination of the Company’s internal audit consultants with the Company’s independent auditors.

12. Appoint and, if necessary, terminate any registered public accounting firm engaged to render an audit report or to perform other audit, review or attest services for the Company. The Committee shall have the sole authority to approve the hiring and firing of the Company’s independent auditors and the independent auditors shall report directly to the Committee.

13. Communicate with the Company’s independent auditors about the Company’s expectations regarding its relationship with the independent auditors, including the independent auditors’ ultimate accountability to the Committee, and the ultimate authority and responsibility of the Committee to select, evaluate and, where appropriate, replace the independent auditors.

14. Review and approve processes and procedures to ensure the continuing independence of the Company’s independent auditors. These processes shall include obtaining and reviewing, on at least an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and the Company required to be disclosed by Independence Standards Board Standard No. 1, reviewing the nature and scope of such relationships, discussing the relationships with the independent auditors and discontinuing any relationships that the Committee believes could compromise the independence of the independent auditors. These processes shall also include consideration of whether fees billed for information technology services and other non-audit services are compatible with maintaining the independence of the independent auditors.

15. Review and discuss with the independent auditors the independent auditors’ audit plan, including the scope of audit activities, staffing of the audit and any other matters required to be discussed by SAS No. 61.

16. Pre-approve all audit and permissible non-audit services to be provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is permissible) in accordance with applicable laws and approve the fees and other significant compensation to be paid to the independent auditors.

17. Periodically review legal and regulatory requirements that may have a significant impact on the Company’s business, financial statements or results of operations.

18. Annually prepare a report to the Company’s stockholders for inclusion in the Company’s annual proxy statement as required by the rules and regulations of the SEC.

19. Maintain minutes of meetings and periodically report to the Board on significant matters related to the Committee’s responsibilities.

20. Review and reassess the adequacy of the Committee’s charter on an annual basis, submit the charter to the Board for review and approval and include a copy of the charter as an appendix to the Company’s proxy statement as required by the rules and regulations of the SEC.

21. Perform any other activities required by applicable law, rules or regulations, including the rules of the SEC and any stock exchange or market on which the Company’s common stock is listed, and perform other activities that are consistent with this charter, the Company’s bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

22. Develop and maintain processes for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including provisions to allow such complaints to be submitted by the Company’s employees on an anonymous basis.

D.	Meetings

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. Except as otherwise provided by the Board, the Committee may from time to time make, alter or repeal rules for the conduct of its business. In the absence of such rules, the Committee shall conduct its business in the same manner as the Board conducts its business pursuant to the bylaws of the Company.

E.	Communications with Company Personnel

The Chief Financial Officer and other employees of the Company shall communicate with the Chairman of the Committee between meetings as may be requested by the Chairman. In addition, the Chief Financial Officer shall promptly apprise the Chairman of the Committee of any material financial or accounting matters related to the responsibilities of the Committee as may develop from time to time.

PROXY
SYMANTEC CORPORATION
WORLD HEADQUARTERS
20330 STEVENS CREEK BOULEVARD
CUPERTINO, CALIFORNIA 95014
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 16, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder(s) appoints John W. Thompson, Gregory E. Myers and Arthur F. Courville, and each of them, with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares of Common Stock and the single outstanding share of Special Voting Stock of Symantec Corporation (“Symantec”) that are held of record by the undersigned as of July 25, 2005, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Symantec to be held on September 16, 2005, at Symantec Corporation, World Headquarters, 20330 Stevens Creek Boulevard, Cupertino, California, at 8:00 a.m. (Pacific Time), and at any adjournments or postponements thereof.
THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE
SIDE

[X]	PLEASE MARK VOTES AS IN THIS EXAMPLE.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
PROPOSALS 1 AND 2.

1.	To elect ten directors to Symantec’s Board of Directors, each to hold office until the next annual meeting of stockholders and until his successor is elected and qualified or until his earlier resignation or removal.

NOMINEES: (01) Gary L. Bloom, (02) Michael Brown,
(03) William T. Coleman, (04) David L. Mahoney,
(05) Robert S. Miller, (06) George Reyes,
(07) David Roux, (08) Daniel H. Schulman,
(09) John W. Thompson and (10) V. Paul Unruh

FOR	[ ]	[ ]	WITHHELD
ALL			FROM ALL
NOMINEES			NOMINEES

[ ]	__________________
For all nominees except as noted above

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of KPMG LLP as Symantec’s independent auditors for the 2006 fiscal year.	[ ]	[ ]	[ ]

	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			[ ]
This Proxy must be signed exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Signature:

Date:

Signature:

Date: